Exhibit 10.82

INSURANCE BONUS AGREEMENT

Erie Indemnity Company, a Pennsylvania business corporation (the “Employer”), and Thomas B. Morgan (the “Executive”) intending to be legally bound hereby agree as follows:

1.	The Employer agrees to pay all premiums on life insurance Policy No. 16-343-631 insuring Executive’s life issued by the Northwestern Mutual Life Insurance Company of Milwaukee, Wisconsin, and owned by Executive as long as Executive remains employed by the Employer. No contributions toward the payment of premiums by the Executive are required.

2.	The Executive will execute an endorsement on the policy restricting the Executive’s right to (a) surrender the policy for its cash value, (b) obtain a policy loan from the insurance company, (c) assign the policy as collateral, (d) change the ownership of the policy by endorsement or assignment, or (e) change insured. The Employer shall not be entitled to receive any benefits under the policy.

Employer shall release the endorsement after fifteen (15) years have passed if Executive was continuously employed by the Employer throughout that time. If Executive’s employment is terminated for any reason by either party during that fifteen (15) year period, the Employer is under no obligation to release the endorsement. However, if employment is terminated prior to that time, the Executive retains the right to convert the policy to a plan of paid up insurance.

3.	The Executive will recognize the premium paid hereunder as additional compensation for federal income tax purposes.

4.	The Employer shall, in addition to the premium payment, annually increase the Executive’s normal compensation by an amount determined by the following formula: P/1-X where P equals premium paid by the Employer on the policy pursuant to this Agreement and X equals the Executive’s marginal Federal income tax bracket for such year plus the tax rate for any of the following that may be applicable:

i.	Pennsylvania income tax;

ii.	Employee portion of Pennsylvania unemployment tax;

iii.	Local income tax;

iv.	Employee portion of FICA OASDI; and

v.	Employee portion of FICA Medicare.

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5.	This Agreement is being delivered and is intended to be performed in Pennsylvania and shall be construed and enforced in accordance with the laws of Pennsylvania.

6.	This Agreement is the entire understanding among the parties and may be altered, amended or revoked only by subsequent written instrument executed by all parties.

WITNESS WHEREOF the parties have executed this Agreement this 23rd day of December, 2003.

	By:	/s/ Douglas F. Ziegler

(Corporate Seal)		Douglas F. Ziegler, Senior Vice President

	Attest:	/s/ Jan R. Van Gorder

J. R. Van Gorder, Secretary

/s/ Thomas B. Morgan

Employee

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